DIANE D. DALMY
                                 ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                            LAKEWOOD, COLORADO 80227
                            303.985.9324 (TELEPHONE)
                            303.988.6954 (FACSIMILE)
                           EMAIL: ddalmy@earthlink.net



September 30, 2009


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Attn: Jennifer Thompson
      Accounting Branch Chief

      Lisa Sellors
      Staff Accountant


Re:   Xinhua China Ltd.
      Form 10-KSB for Fiscal Year Ended June 30, 2008
      File No. 0-33195


To Whom It May Concern:

On behalf of Xinhua China Ltd., a Nevada corporation (the "Company"), this letter is to confirm receipt of the letter from the Securities and Exchange Commission letter dated September 18, 2009 (the "SEC Letter"). Based upon our telephone conference call, we will be responding to the comments in the SEC Letter and filing the Company's amended Form 10-KSB for fiscal year ended June 30, 2008 and current Form 10-K for fiscal year ended June 30, 2009 by the deadline provided in the extension to October 13, 2009.

Sincerely,

/s/ DIANE D. DALMY
__________________
    Diane D. Dalmy